Exhibit 8.1

SIDLEY AUSTIN LLP	BEIJING	NEW YORK
ONE SOUTH DEARBORN STREET	BRUSSELS	PALO ALTO
CHICAGO, IL 60603	CHICAGO	SAN FRANCISCO
(312) 853 7000	DALLAS	SHANGHAI
(312) 853 7036 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.
LOS ANGELES

FOUNDED 1866

August 17, 2010

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois 60601

To those concerned:

We have acted as counsel to Aon Corporation, a Delaware corporation (“Aon”), in connection with the proposed merger (the “Merger”) of Alps Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Aon (“Merger Sub”), with and into Hewitt Associates, Inc., a Delaware corporation (“Hewitt”), with Hewitt surviving (the “Surviving Corporation”) and, immediately following the Merger, the merger (the “Subsequent Merger” and together with the Merger, the “Transactions”) of the Surviving Corporation with and into Alps Merger LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aon (“Merger LLC”), with Merger LLC surviving, all pursuant to the Agreement and Plan of Merger, dated as of July 11, 2010 (the “Merger Agreement”), among Aon, Merger Sub, Merger LLC and Hewitt.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the registration statement on Form S-4, including a joint proxy statement/prospectus (as amended through the date hereof, the “Registration Statement”) filed by Aon on July 26, 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth below:

(a) we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the officer’s certificates of Hewitt and Aon dated as of the date hereof (the “Representation Letters” and together with the Merger Agreement and the Registration Statement the “Transaction Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

August 17, 2010

Aon Corporation

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents and (vii) the enforceability of the Transaction Documents;

(c) we have assumed, with your permission, that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and

(d) we have examined and relied upon, and have assumed the accuracy of (both as of the date hereof and at the Effective Time), all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements made in the certificates of officers and representatives of Hewitt and Aon delivered to us, including the Representation Letters, and, with respect to any representations and warranties in any of the foregoing that are made “to the knowledge of” or “based on the belief” of Hewitt or Aon or any other person or are similarly qualified, we have assumed that such representations and warranties are accurate, in each case without such qualification, and, as to all matters for which a person or entity has represented that such person or entity does not have any plan or intention, there is no such plan or intention.

No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein and in the Registration Statement, we hereby confirm that the statements of law contained in the Registration Statement under the heading “The Merger—Material United States Federal Income Tax Consequences” constitute our opinion.

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof.   It should be noted that such laws, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some

August 17, 2010

Aon Corporation

circumstances, with retroactive effect.  A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein.  No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

This opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no other opinion is implied or inferred.  Other than as expressly stated above, we express no opinion regarding the tax treatment of the Transactions under the laws of the United States or any state or local government within the United States or under the laws of any foreign country.  Additionally, we express no opinion regarding any other tax consequences of the Transactions, or on any issue relating to Aon, Hewitt, Merger Sub, Merger LLC or, in each case, to any investment therein or under any other law.

This opinion letter is rendered only to Aon in connection with the Transactions.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Merger Agreement, or other events or developments that hereafter may occur or be brought to our attention.  We assume no responsibility to advise you or any other person of any such change, event, or development.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.  Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP